UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 27, 2012

INTCOMEX, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

333-134090	65-0893400
(Commission File Number)	(IRS Employer Identification No.)

3505 NW 107th Avenue, Miami, FL 33178

(Address of principal executive offices) (Zip Code)

(305) 477-6230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 27, 2012, Russell A. Olson tendered his resignation as Chief Financial Officer, Secretary & Treasurer of Intcomex, Inc. (the “Company”) to pursue other endeavors, effective 30 days from such date. Mr. Olson is expected to continue in his current role through May 2012, to assist with the transition of his duties and responsibilities.

Mr. Olson’s resignation is not a result of a disagreement with the Company or any officer or director of the Company, or any matter with respect to the Company’s operations, policies, practices or public disclosures.

(c) The Board of Directors of the Company has appointed Jose I. Ortega as Interim Chief Financial Officer, effective upon the departure of Mr. Olson and until the Company’s audit committee completes its search for a permanent CFO. Mr. Ortega’s annual base salary is $180,000, plus an annual performance bonus of up to 20% of his base salary, based on the achievement of specified performance targets. In addition to his current base salary, Mr. Ortega will receive a one-time cash bonus of $25,000 as compensation for his additional responsibilities as Interim CFO. Mr. Ortega is also eligible to participate in the Long Term Incentive Plan of the Company at target levels to be determined by the Board of Directors.

Mr. Ortega, age 40, has been serving as Corporate Controller of the Company since May 2010. Prior to joining the Company, Mr. Ortega worked as an independent consultant from January 2010 until May 2010. Prior thereto, Mr. Ortega was employed by Benihana, Inc. and served as its Vice President – Finance, Chief Financial Officer and Treasurer from September 2006 until January 2010. Mr. Ortega is also a certified public accountant licensed in the State of Florida and has earned Bachelor of Accounting and Master of Accounting degrees from Florida International University in Miami, Florida.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intcomex, Inc.

Date: May 3, 2012	By:	/s/ Michael F. Shalom
	Name:	Michael F. Shalom
	Title:	President & Chief Executive Officer